UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES AND EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  December 31, 2010

CBL & ASSOCIATES PROPERTIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-12494	62-1545718
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Suite 500, 2030 Hamilton Place Blvd., Chattanooga, TN 37421
(Address of principal executive office, including zip code)

423-855-0001
(Registrant’s telephone number, including area code)

N/A
(Former name, former address and former fiscal year, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06	Material Impairments

On December 31, 2010, the Company concluded that it would recognize an impairment charge that is considered material due to a loss incurred on the sale of Milford Marketplace located in Milford, CT, and the conveyance of ownership interest in Phase I of Settlers Ridge located in Pittsburgh, PA. The transaction was to also include a third shopping center property, which if included, would have reduced the impairment charge to an amount that would not have been considered material. It was determined on December 31, 2010, that the sale of the third property would not close as anticipated, and therefore, the impairment charge would be larger than originally expected. The impairment charge resulting from the transaction described above for the two properties is estimated to be approximately $11.5 million. Approximately $1.0 million of the impairment charge represents the maximum amount that may be recognized for items that could result in future cash expenditures.

Item 7.01	Regulation FD Disclosure

On January 6, 2011, the Company issued a press release announcing updates on certain transaction activity pertaining to the Company’s fourth quarter 2010, including the information provided in Item 2.06 herein. The Company’s press release is attached hereto as Exhibit 99.1, which is incorporated by reference into this Item 7.01.

Item 9.01	Financial Statements and Exhibits

(a)           Financial Statements of Businesses Acquired

Not applicable

(b)           Pro Forma Financial Information

Not applicable

(c)           Exhibits

Exhibit Number	Description
99.1	Press Release – CBL Closes Community Center Transactions and Provides Transaction Activity Update

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CBL & ASSOCIATES PROPERTIES, INC.

/s/ John N. Foy
John N. Foy
Vice Chairman,
Chief Financial Officer, Treasurer
and Secretary

Date: January 6, 2011